Exhibit 8.1
[Deloitte Tax LLP Letterhead]
July 20, 2009
Fidelity National Information Services, Inc.
601 Riverside Ave.
Jacksonville, FL 32204
USA
Dear Ladies and Gentlemen:
     We have acted as tax advisor to Fidelity National Information Services, Inc., a Georgia corporation (“FIS”), in connection with the proposed merger (the “Merger”) of Metavante Technologies, Inc., a Wisconsin corporation (“Metavante”), with and into Cars Holdings, LLC, a Delaware limited liability company (“Merger Sub LLC”), that is, and at the Effective Time will be, a direct wholly owned subsidiary of FIS, pursuant to the Agreement and Plan of Merger, dated as of March 31, 2009, by and among FIS, Merger Sub LLC and Metavante (the “Merger Agreement”). At your request, and in connection with the mailing of the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of FIS, including the Joint Proxy Statement forming a part thereof, relating to the transactions contemplated by the Merger Agreement, we are rendering our opinion concerning the material United States federal income tax consequences of the Merger. Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.
     In providing our opinion, we have examined the Merger Agreement, the Registration Statement, the Joint Proxy Statement, and such other documents as we have deemed

Fidelity National Information Services, Inc.
July 20, 2009

necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction and the parties thereto set forth in the Merger Agreement and in the Registration Statement are true, complete and correct, (iii) the statements and representations made by FIS, Merger Sub LLC and Metavante in their respective officer’s certificates dated the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any statements and representations made in the Officer’s Certificates “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without such qualification, (v) the Merger will qualify as a statutory merger under the laws of the States of Delaware and Wisconsin, and (vi) FIS, Merger Sub LLC, Metavante and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.
     Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, the Merger will be treated as a reorganization within the meaning of section 368(a) of the Internal Revenue Code (the “Code”).

Fidelity National Information Services, Inc.
July 20, 2009

Accordingly, (i) a holder of Wisconsin Common Stock will not recognize gain or loss upon receipt of Georgia Common Stock solely in exchange for Wisconsin Common Stock, except with respect to cash received in lieu of fractional shares of Georgia Common Stock, (ii) the aggregate tax basis in the shares of Georgia Common Stock received in the Merger (including any fractional shares deemed received and exchanged for cash) will be equal to the aggregate tax basis of the Wisconsin Common Stock surrendered, (iii) the holding period of the shares of Georgia Common Stock received in the Merger will include the holding period of the shares of Wisconsin Common Stock surrendered in exchange therefor, and (iv) in the case of cash in lieu of fractional shares (x) a holder of Wisconsin Common Stock who receives cash in lieu of a fractional share of Georgia Common Stock generally will be treated as having received such fractional share in the Merger and then as having received cash in exchange for such fractional share, (y) gain or loss will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the tax basis allocated to such fractional share of Georgia Common Stock, and (z) such gain or loss generally will be long-term capital gain or loss if, as of the effective date of the Merger, the holding period in the Wisconsin Common Stock exchanged is more than one year.
     We express no opinion on any issue relating to the tax consequences of the transaction contemplated by the Registration Statement other than the opinion set forth above. Our opinion expressed in clauses (i) through (iv) of the preceding paragraph is limited to U.S. Holders (as defined in the Registration Statement) who hold their Wisconsin Common Stock as a capital asset within the meaning of section 1221 of the Code. Our opinion does not address (i) all aspects of U.S. federal income taxation that may be relevant to a particular FIS

Fidelity National Information Services, Inc.
July 20, 2009

stockholder in light of that stockholder’s individual circumstances or to a FIS stockholder who is subject to special treatment under U.S. federal income tax law, and (ii) any state, local or foreign tax consequences of the Merger. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the transaction, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform FIS of any such change or inaccuracy that may occur or come to our attention.
     We are furnishing this opinion solely in connection with the filing of the Registration Statement and it is not to be relied upon for any other purpose. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Sincerely,
/s/  Deloitte Tax LLP

Deloitte Tax LLP